Exhibit 5.2

[LETTERHEAD OF SIMPSON THACHER & BARTLETT]

August 11, 2017

Blackstone Mortgage Trust, Inc.

345 Park Avenue, 42nd Floor

New York, New York 10154

Ladies and Gentlemen:

We have acted as counsel to Blackstone Mortgage Trust, Inc., a Maryland corporation (the “Company”) in connection with the Registration Statement on Form S-3 (File No. 333-212769) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of up to $115,000,000 aggregate principal amount of 4.375% Convertible Senior Notes due 2022 (the “Securities”). The Securities will be convertible into cash, shares of class A common stock, par value $0.01 per share, of the Company, or a combination thereof, pursuant to the terms of the Securities and an indenture, dated as of November 25, 2013 (the “Base Indenture”), as supplemented by the Second Supplemental Indenture, dated as of May 5, 2017 (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), each between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The Securities represent an additional issuance of the 4.375% Convertible Senior Notes due 2022 of the Company, initially issued in an aggregate principal amount of $250,000,000 on May 5, 2017, with an additional $37,500,000 in aggregate principal amount issued on May 23, 2017 following the exercise of an over-allotment option.

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We have examined the Registration Statement, the Base Indenture, a form of which has been filed with the Commission as an exhibit to the Registration Statement, the Second Supplemental Indenture, a form of which has been filed with the Commission on May 5, 2017, a duplicate of the global note representing the Securities and the Underwriting Agreement, dated August 8, 2017 (the “Underwriting Agreement”), among the Company, BXMT Advisors L.L.C., a Delaware limited liability company (the “Manager”), and Barclays Capital Inc. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Manager.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

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We have assumed further that (1) the Company is validly existing and in good standing under the law of the State of Maryland and has duly authorized, executed and delivered or issued, as applicable, the Underwriting Agreement, the Indenture and the Securities in accordance with the Company’s charter and by-laws and the law of the State of Maryland and (2) the execution, delivery, issuance and performance, as applicable, by the Company of the Underwriting Agreement, the Indenture and the Securities do not and will not violate the law of the State of Maryland or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York and the federal law of the United States).

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, assuming due authentication thereof by the Trustee and upon payment and delivery in accordance with the Underwriting Agreement, the Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing. In addition, we express no opinion as to (A) the waiver of rights and defenses contained in Section 6.17 of the Second Supplemental Indenture or (B) the validity, legally binding effect or enforceability of Section 13.10 of the Base Indenture relating to the separability of provisions of the Indenture.

For purposes of our opinion, we assume that the increase in the Conversion Rate (as defined in the Indenture) upon the occurrence of a Make-Whole Fundamental Change (as defined in the Indenture) pursuant to the provisions of the Indenture and any related provisions of the Securities represents reasonable compensation for the lost value of the Securities as the result of the occurrence of a Make-Whole Fundamental Change.

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We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Company’s Current Report on Form 8-K filed on August 11, 2017 for incorporation by reference in the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement relating to the Securities.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP